                                                                    EXHIBIT 23.2

                 Notice Regarding Consent of Arthur Andersen LLP

         EDAC Technologies Corporation (the "Company") was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP ("Andersen"), the Company's former independent public accountants, to incorporate by reference the report of Andersen, dated February 8, 2002, on the financial statements of the Company for the fiscal year ended December 29, 2001. Such report appears herein and in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on April 15, 2002, as required by Section 7 of the Securities Act of 1933, as amended (the "Securities Act"). However, Rule 437a of the Securities Act permits the Company to dispense with the requirement to file the written consent of Andersen. As a result, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, the Company's stockholders may be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.